Exhibit 99.2

FYQ3’25 COMBINED Script

Intro: Brent Stringham

Good afternoon and thank you for joining our quarterly earnings call. Joining me today is our President and Chief Executive Officer Saleel Awsare.

A “live” and archived webcast of today’s call will be available on the company’s website. In addition, you can find the call-in details for the phone replay in today’s earnings release.

During this call, management may make forward-looking statements which involve risks and uncertainties that could cause our results to differ materially from management's current expectations.

We encourage you to review the cautionary statements and risk factors contained in the earnings release, which was furnished to the SEC today and is available on our website, and in the Company’s SEC filings such as its 10-K and 10-Qs. Lantronix undertakes no obligation to revise or update publicly any forward-looking statements to reflect future events or circumstances.

Please refer to the news release and the financial information in the investor relations section of our website for additional details that will supplement management’s commentary.

Furthermore, during the call, the company will discuss non-GAAP financial measures. Today's earnings release, which is posted in the Investor Relations section of our website, describes the differences between our non-GAAP and GAAP reporting and presents reconciliations for the non-GAAP financial measures that we use.

With that, I will now turn the call over to Saleel.

Saleel Awsare:

Thanks Brent, and thank you everyone for joining today’s call.

We reported revenue of $28.5 million for the Third Quarter of Fiscal 2025 and our Non-GAAP EPS was 3 cents. Both metrics were well within our quarterly guidance range.

Brent Stringham, our CFO, will be providing more details on the Third Quarter financial results shortly.

On the call today, l would like to cover four topics with you:

•	First, I will speak briefly to the current operating environment and how we’ve moved quickly with our own task force on tariffs while remaining focused on executing our business and controlling costs;
•	Second, I’d like to talk about how we’re expanding our distribution network in the EU and Asia Pac;
•	Third, I would like to highlight some recent customer wins, and mention products we’ve launched; and
•	Lastly, I want to highlight our solid operational execution and strengthening financial position which Brent will speak to in more detail in his prepared remarks

So first off, we’re carefully monitoring the current operating environment and we’re working very closely with our customers, suppliers, and contract manufacturers.

In anticipation of the tariffs, we established an internal task force to identify our top priorities and devised a 90-day action plan. We’re currently implementing this plan and closely managing our expenses due to the uncertainty surrounding tariffs and any disruptions to the supply chain.

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Regarding pricing, we’re working on a customer-by-customer basis with the goal of minimizing the impact to Lantronix. And we’re in discussions with our partners and contract manufacturers to manage and reduce costs. In this operating environment, we will continue to analyze, adjust, and execute our action plan.

Second, regarding our efforts to grow our Channel distribution, we announced this past quarter that we’re expanding our partnership with TD Synnex - - our major distributor in North America. They are now distributing throughout Europe focused on out-of-band management, network infrastructure, and Industrial IoT solutions, bringing expanded support to our customers and partners in the EU. And we’re also leveraging the acquired Channel network from Netcomm to expand the distribution in AsiaPac, Australia and New Zealand.

Overall, the integration of Netcomm products into our business has gone very well, and I’m pleased with the level of customer engagement and new cross-selling opportunities that we’re seeing.

Third, regarding new customer wins, we recently announced a new AI-powered camera solution that uses our high-performance System on Module paired with a thermal infrared camera module from Teledyne FLIR. In this solution our Open-Q SOM provides advanced processing for AI-driven situational awareness, advanced thermal imaging, and real-time decision-making. This integration accelerates next-gen AI camera solutions for drones, surveillance, and robotics.

I’m also pleased we announced our latest SOM using Qualcomm’s Dragonwing 8550 processor that’s uniquely designed for higher AI & ML applications such as video transcoding, camera applications, and Edge gateway integration. As I’ve said previously, we’re very focused on Edge AI solutions because of the benefits of low latency, better security, and low power requirements at the Edge of the network. And we’re seeing more customers moving to hybrid architectures that are leveraging both Cloud Computing for heavy computational processing as well as Edge Computing for intelligent, real-time inferencing.

And finally, we continue to manage our cost structure tightly and I’m pleased to report our Cash position increased sequentially in FQ3 compared to the prior quarter. We also took the prudent step to pay-down some debt, helping us to reduce our interest expense. Brent will be covering that in more detail in his script.

Brent, over to you.

Brent Stringham: Thank you, Saleel.

I will review the financial results and some business highlights for our third quarter of fiscal year 2025 before commenting on our financial outlook for the fourth quarter of fiscal 2025.

For the Third Quarter of Fiscal 2025, or FQ3, we reported revenue of $28.5 million. As we expected, revenue was down both sequentially, and on a year-over-year basis, with no shipments in the current quarter to our large Smart Grid customer in Europe as they work through their initial deployments. The revenue impact was partially offset by sequential organic growth in our embedded connectivity and switch products, along with growth in our Gateways and Routers led by products from the acquisition of Netcomm last December.

As expected and discussed on last quarter’s call, we saw sequential and year-over-year increases in our GAAP and Non-GAAP gross margins.

GAAP gross margin was 43.5% in FQ3 2025 compared to 42.6% in the prior quarter and 40.1% in the year ago quarter.

Our Non-GAAP gross margin was 44.1% in FQ3 2025 compared to 43.2% in the prior quarter and 41% in the year ago quarter.

GAAP operating expenses for FQ3 2025 were $16 million compared to $16.6 million in the year-ago quarter and $15.4 million in the prior quarter.

We reduced our non-GAAP Opex for FQ3 2025 by approximately $1.2 million compared to the year-ago quarter and by about $200,000 sequentially. We continue to realize the impact of the various cost reductions we have spoken to in recent quarters.

We note in the March quarter that non-GAAP Opex – including costs related to Netcomm – was within our previously-stated quarterly target range of $11.25 million to $11.75 million, which did not originally contemplate Netcomm operating costs.

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GAAP net loss was $3.9 million, or 10 cents per share, during FQ3 2025 compared to GAAP net loss of $400 thousand or 1 cent per share, in the year ago quarter. The current quarter GAAP net loss includes a restructuring charge of approximately $1.6 million related to the cost reduction initiatives that we undertook and completed in January.

Non-GAAP net income was $1.1 million, or 3 cents per share, during FQ3 2025, compared to non-GAAP net income of $4.2 million, or 11 cents per share, in the year ago quarter.

Turning to the balance sheet………

Cash and cash equivalents at the end of the March quarter totaled $20 million, slightly up from the prior quarter. For the three and nine-month periods ended March 31, 2025, we generated positive operating cash flow of $3.2 million and $6.2 million, respectively.

Net inventories decreased to $28.2 million as of March 31, 2025, as compared to $29.1 million in the prior quarter.

Given our recent margin expansion and cost reductions, the positive cash flow from operations allowed us to improve our balance sheet during the current quarter by paying down about $2 million or 15% of our existing term debt. As Saleel previously mentioned, this will help provide savings on interest costs.

As of March 31, 2025, our remaining debt balance approximates $12.5 million, giving us net cash of $7.5 million.

Now for the outlook.

•	For the Fourth Quarter of Fiscal 2025, we expect revenue to be in the range of $26.5 to $30.5 million.
•	Given the current environment, we are expecting some pressure on gross margins in FQ4 compared to our recent near record gross margins in FQ3.
•	Accordingly, non-GAAP EPS for FQ4 is expected to be in the range of 0 to 2 cents per share.

Saleel Awsare: Thanks Brent.

As we considered our outlook for the June quarter, we have been cautious given the macro uncertainty.

We’re executing well in the current operating environment and managing our expenses closely.

•	We’re generating positive cash flow;
•	Our balance sheet is strong; and
•	Our customer design win activity is growing nicely.

In addition to solid business execution, we remain very focused on developing Edge Intelligence solutions with Compute and Connect for our customers.

With that, I’d like to ask the Operator to open the call for Q&A.

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